Exhibit 99.1

EMPIRE RESORTS APPOINTS EMANUEL R. PEARLMAN TO
BOARD OF DIRECTORS

MONTICELLO, N.Y. June 1, 2010. Empire Resorts, Inc. (NASDAQ: NYNY) today announced the appointment of Emanuel R. Pearlman to the Company’s Board of Directors.

Mr. Pearlman is the founder and Chief Executive Officer of Liberation Investment Group, a New York-based investment management and financial consulting firm. His experience in the gaming industry includes serving as a consultant for Jackpot Enterprises, Inc. and Bally Entertainment Corporation, where he advised the companies on their business and financial activities. Mr. Pearlman also served as a director of Multimedia Games, Inc., a gaming technology developer and distributor, from 2006 to 2010.

“Manny Pearlman is extremely knowledgeable about casino capital formation and finance,” said Empire Resorts Chairman of the Board G. Michael Brown. “He brings invaluable expertise and experience that will assist Empire Resorts as it seeks to complete its restructuring and move to the next level as an operating business.”

“I am extremely honored to be chosen to serve on Empire Resorts’ Board of Directors, and I look forward to working with the Board and their management team to solve the challenges the Company faces,” stated Mr. Pearlman.

Prior to founding Liberation, Mr. Pearlman served as the Executive General Partner of Gemini Partners, L.P. and Gemini Partners II, L.P., private investment partnerships that specialized in strategic block investing and financial consulting, from 1988 to 2002.  From 2000 to 2001, Mr. Pearlman also served as the Chief Operating Officer of Vornado Operating Corporation, a publicly-traded company affiliated with Vornado Realty Trust.

He holds a Bachelor of Arts degree in Economics from Duke University and a Master of Business Administration degree from the Harvard Graduate School of Business.

Mr. Pearlman will serve as a Class III director, with a term expiring at the Company’s 2012 annual meeting of stockholders. He was appointed to the Company’s Board of Directors pursuant to the recommendation of Kien Huat Realty III Limited, the Company’s largest stockholder under the terms of an August 19, 2009 Investment Agreement.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that may involve material risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year, as well as the Form 10-Q for the most recently ended fiscal quarter.

Company Contact:
Investor Relations
Charles A. Degliomini
Executive Vice President
(845) 807-0001
cdegliomini@empireresorts.com